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                                                                    EXHIBIT 99.4


            ABERCROMBIE & FITCH ANNOUNCES FURTHER LEASE RESTATEMENT


New Albany, Ohio, February 18, 2005 - Abercrombie & Fitch Co. (NYSE: ANF) announced today a change in the unaudited results of operations for the fourth quarter and year ended January 29, 2005 which were previously announced on February 15, 2005 and a further restatement of certain historical financial statements.

In connection with the February 15, 2005 announcement, the Company indicated that it would restate its consolidated financial statements for certain prior periods to reflect the correction of an error in the manner in which the Company had accounted for construction allowances from landlords of properties leased by the Company for its stores.

The Company concluded on February 16, 2005, after discussion with PricewaterhouseCoopers, its independent registered public accounting firm, that its accounting for properties leased by the Company for its stores was also not in compliance with Financial Accounting Standards Board Technical Bulletin No. 85-3, "Accounting for Operating Leases with Scheduled Rent Increases". In prior periods, the Company had recognized the straight line expense for leases beginning on the commencement date of the lease, which had the effect of excluding the build-out period of its stores from the calculation of the period over which it expenses rent. The company is now correcting this error.

The impact on the Company's consolidated statements of income is expected to be a reduction of net income by approximately $1.1 million, $850 thousand, $850 thousand and $2.0 million for the fiscal years ended January 29, 2005, January 31, 2004, February 1, 2003 and February 2, 2002, respectively. The estimated reduction in net income per diluted share outstanding would be $0.01 for each of the fiscal years ended January 29, 2005 and January 31, 2004, no impact on net income per diluted share outstanding for the fiscal year ended February 1, 2003 and $0.02 on net income per diluted share outstanding for the fiscal year ended February 2, 2002.

The impact on the Company's consolidated statements of income for the quarter ended January 29, 2005 and January 31, 2004 is expected to be a reduction of net income by approximately $250 thousand and an increase of net income by approximately $80 thousand, respectively. These changes in quarterly net income are not expected to have an impact on net income per diluted share outstanding.

The impact on the Company's January 29, 2005 consolidated balance sheet is expected to be an increase in accrued rent of approximately $27.6 million and a decrease in deferred lease credits of approximately $6.7 million. The impact on the Company's January 31, 2004, consolidated balance sheet will be a similar increase of approximately $25.2 million for accrued rent and decrease of approximately $6.1 million for deferred lease credits and the impact on the Company's February 1, 2003 consolidated balance sheet will be a similar increase of approximately $22.9 million for accrued rent and decrease of approximately $5.2 million for deferred lease credits.

This restatement will not have an impact on the cash provided by operating activities during any of the years restated.

The Company will file a Form 8-K reporting these restatements under Item 4.02 and will file the restated financial statements as amendments to its periodic reports with the Securities and Exchange Commission on the appropriate forms as soon as practicable.


The Company operated 356 Abercrombie & Fitch stores, 171 abercrombie stores, 256 Hollister stores and 4 RUEHL stores as of 2004 fiscal year-end. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.

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For further information, call: Thomas D. Lennox
                               Director, Investor Relations and Corporate
                               Communications
                               (614) 283-6751

                               Or

                               Mike Woodworth
                               Senior Financial Analyst, Investor Relations
                               (614) 283-6156


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made in this Press Release or made by management of A&F, during the fourth quarter earnings conference call and webcast or otherwise, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "RISK FACTORS" in "ITEM 1. BUSINESS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and those described in A&F's other filings with the Securities and Exchange Commission, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for the 2005 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release, made during the fourth quarter earnings conference call and webcast or otherwise made by management of A&F: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates and the resulting impact on consumer spending patterns, including, but not limited to, any effects of acts of terrorism, military actions or other hostilities; the impact of ongoing competitive and pricing pressures in the apparel industry; risks associated with the seasonality of the retail industry; risks related to customer acceptance of the Company's merchandise and the ability to develop new merchandise; risks and uncertainties associated with the Company's new store concept(s); effective management of the Company's growth; changes in weather patterns; the effects of severe weather or natural disasters; unanticipated postal rate increases and changes; paper and printing costs; market price of key raw materials; the ability to source product in a timely manner from our global supplier base; political stability; currency and exchange rate risks and changes in existing or potential duties, tariffs or quotas; the availability of suitable store locations at appropriate terms; the ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release or the fourth quarter earnings conference call and webcast will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.